UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) of the SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 18, 2026
Vistagen Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-54014	20-5093315
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)
343 Allerton Ave.
South San Francisco, California 94080
(Address of principal executive offices)
(650) 577-3600
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	VTGN	Nasdaq Capital Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2)
Emerging Growth Company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 18, 2026 (the “Effective Date”), Vistagen Therapeutics, Inc. (the “Company”) appointed Angel S. Angelov, M.D., MBA to serve as the Company’s Chief Medical Officer.

Dr. Angelov, age 57, served as Chief Medical Officer at Theranica, a neuromodulation therapeutics company, from October 2024 to May 2026. Prior to Theranica, Dr. Angelov served as Managing Director at ANG Holding from July 2023 to September 2024, as Vice President, Head of Medical Affairs, at Karuna Therapeutics, a clinical-stage biopharmaceutical company and wholly-owned subsidiary of Bristol Myers Squibb, from July 2021 to July 2023 and as Vice President, Clinical Leader for VMAT-2 Franchise and Head of Medical Affairs at Neurocrine Biosciences (Nasdaq: NBIX), a biopharmaceutical company in the neurological, endocrine, psychiatric and immunology spaces, from January 2019 to July 2021. He has also held clinical development and medical affairs roles at Indivior, Teva Pharmaceuticals (Nasdaq: TEVA), Novartis (NYSE: NVS), Nupathe, Inc. and Collagenex, as well as faculty positions at Thomas Jefferson University and Temple University. Dr. Angelov earned his M.D. from Sofia Medical University and completed his residency and fellowship training at Thomas Jefferson University. Dr. Angelov also earned an MBA from the Wharton School of Business. Dr. Angelov is Board Certified in Psychiatry, as a diplomate of the American Board of Psychiatry and Neurology, and holds an active Pennsylvania medical license.

Except as disclosed herein, there are no arrangements or understandings between Dr. Angelov and any other person pursuant to which he was appointed as the Company’s Chief Medical Officer, and Dr. Angelov is not a participant in any related party transaction required to be reported pursuant to Item 404(a) of Regulation S-K.

As specified in his offer letter, Dr. Angelov will be an at-will employee of the Company and, in exchange for his services as Chief Medical Officer, will be paid a starting annual base salary of $425,000 and will be eligible to participate in the Company’s benefit and compensation plans, including the Company’s Amended and Restated 2019 Omnibus Equity Incentive Plan, as amended (the “2019 Plan”), and the 2019 Employee Stock Purchase Plan, as amended. Dr. Angelov will also receive a $50,000 signing bonus, payable in two separate tranches, subject, among other things, to Dr. Angelov’s continued employment with the Company (the “Signing Bonus”). 50% of the Signing Bonus will be paid upon the Effective Date, and the remaining 50% will be paid on the six-month anniversary of the Effective Date. In addition, Dr. Angelov will be eligible to receive an annual discretionary cash bonus with an initial target of 45% of his then annual base salary based upon the achievement of performance goals set by, and determined in the sole discretion of, the Board of Directors or the Compensation Committee of the Board of Directors and subject to Dr. Angelov’s continued employment with the Company.

As an inducement material to Dr. Angelov’s entering into employment with the Company, Dr. Angelov was granted, on the Effective Date, stock options to purchase up to a total of 150,000 shares of the Company’s common stock, par value $0.001 per share (the “Inducement Grant”). The Inducement Grant will begin vesting on the one-year anniversary of the Effective Date and will continue vesting in equal monthly installments over a 36-month period so that, subject to Dr. Angelov’s continued service to the Company, the Inducement Grant will become fully vested on the fourth anniversary of the Effective Date. The Inducement Grant has a ten-year term and an exercise price per share of $0.5955, the closing price of the Company’s common stock on The Nasdaq Capital Market on May 18, 2026. The Inducement Grant will be issued in accordance with Nasdaq Listing Rule 5635(c)(4).

In connection with his appointment, the Company and Dr. Angelov entered into an Indemnification Agreement (the “Indemnification Agreement”), a copy of which is attached hereto as Exhibit 10.1. The Indemnification Agreement requires the Company to indemnify Dr. Angelov to the fullest extent permitted under Nevada law against liability that may arise by reason of his service to the Company, and to advance certain expenses incurred as a result of any proceeding against him as to which he could be indemnified.

The foregoing description of the Indemnification Agreement is not complete and is qualified in its entirety by reference to the full text of the Indemnification Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated into this Item 5.02 by reference.

Item 7.01 Regulation FD Disclosure.

A copy of the press release announcing Dr. Angelov’s appointment is attached to this Current Report on Form 8-K as Exhibit 99.1.

The information under this Item 7.01 and Exhibit 99.1 attached hereto are intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.
Item 9.01 Financial Statements and Exhibits.
(d)Exhibits Index

Exhibit No.	Description

10.1	Indemnification Agreement by and between Vistagen Therapeutics, Inc. and Angel S. Angelov, M.D., MBA, dated May 18, 2026
99.1	Press Release issued by Vistagen Therapeutics, Inc., dated May 19, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Vistagen Therapeutics, Inc.

Date: May 19, 2026	By:	/s/ Shawn K. Singh
Shawn K. Singh President and Chief Executive Officer